UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2014

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that NASDAQ has halted trading of the company's common stock.

The U.S. Food and Drug Administration's Anesthetic and Analgesic Drug Products Advisory Committee is meeting today and tomorrow, June 11 and 12, commencing at 8:00 a.m. Eastern Time today, to discuss the potential cardiovascular risk associated with products in the class of peripherally-acting opioid receptor antagonists and the necessity, timing, design and size of cardiovascular outcomes trials to support approval of products in the class for the proposed indication of opioid-induced constipation in patients taking opioids for chronic pain. The Advisory Committee was originally announced in June 2013 in response to the appeal by Progenics' collaboration partner, Salix Pharmaceuticals (NASDAQ:SLXP), of the FDA July 2012 Complete Response Letter in respect of Salix's supplemental New Drug Application for Relistor® subcutaneous injection for treatment of opioid-induced constipation in patients with chronic non-cancer pain.  The FDA has stated that it will take action under the appeal within 30 days after receiving input from the Committee.

Briefing materials can be found on the FDA website at http://www.fda.gov/AdvisoryCommittees/CommitteesMeetingMaterials/Drugs/AnestheticAndAnalgesicDrugProductsAdvisoryCommittee/ucm390304.htm.

A copy of the company's press release is included in this Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated June 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.
By:	/s/ ANGELO W. LOVALLO, JR.
Angelo W. Lovallo, Jr.
Vice President - Finance & Treasurer
(Principal Financial and Accounting Officer)

Date:  June 11, 2014